Calculation of Filing Fee Tables
S-3
Hewlett Packard Enterprise Co
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	7.625% Series C Mandatory Convertible Preferred Stock	457(r)	30,000,000	$ 50.00	$ 1,500,000,000.00	0.0001476	$ 221,400.00
Fees to be Paid	2	Equity	Common Stock, par value $0.01 per share, issuable upon conversion of 7.625% Series C Mandatory Convertible Preferred Stock	457(r)				0.0001476
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,500,000,000.00		$ 221,400.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 221,400.00
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), Hewlett Packard Enterprise Company (the "Company") initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-276221), filed with the Securities and Exchange Commission (the "SEC") on December 22, 2023. This filing fee exhibit is in connection with a final prospectus supplement (the "prospectus supplement") dated September 10, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act. Assumes full exercise of the underwriters' option to purchase up to an additional 3,000,000 shares of 7.625% Series A Mandatory Convertible Preferred Stock (the "Mandatory Convertible Preferred Stock"), solely to cover over-allotments, if any.

[2]	Includes (i) 93,168,000 shares of common stock, par value $0.01 per share ("common stock"), issuable upon conversion of 30,000,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 3.1056 shares of common stock per share of Mandatory Convertible Preferred Stock and (ii) up to 60,000,000 shares of common stock issuable upon conversion of 30,000,000 shares of Mandatory Convertible Preferred Stock on the mandatory conversion date or an early conversion date or upon a conversion during a fundamental change conversion period on account of unpaid dividends or issuable in lieu of cash dividends, based on the initial floor price of $5.64 per share of common stock, as described in the prospectus supplement. The number of shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Under Rule 416 of the Securities Act, the number of shares of common stock whose offer and sale are registered hereby includes an indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions of the Mandatory Convertible Preferred Stock. Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.